SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Money Market Trust
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

[Money Market Reform_Internal Comm_Proxy_Callouts_v8.docx]

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Market	Role	Responsibility
Strategic, Large, Mid, Emerging, Advisor & TEM	MD & SDLs, CR, ICs	Please review the information below to help you prepare for client interactions

To: MDs, SDLs, CR, and ICs

From: Money Market Reform Program Team

Date: May 19, 2015

Subject: FMMT Retirement Money Market Portfolio Proxy Callouts

__________________________________________________________________________________________________

Background

As previously communicated, in response to new money fund rules, Fidelity announced changes to its money market product offering. As part of these changes, Fidelity is proposing to convert FMMT Retirement Money Market Portfolio from a prime fund to a government fund. The fund is seeking shareholder approval for this proposal from those shareholders of record as of March 16, 2015. If approved, FMMT Retirement Money Market Portfolio would meet the SEC's definition of a government money market fund and will seek to maintain a stable NAV while not being subject to liquidity fees or redemption gates.

Participation for shareholders is extremely important. The week of May 3rd, 2015 shareholders that still had not voted their shares were included in a second mailing and reminder to vote.

Participants' votes are important, no matter how large or small their holdings are. The Special Meeting of Shareholders originally scheduled for May 12, 2015 was adjourned to June 8, 2015 because sufficient votes were not received by shareholders of the fund. To allow for additional time for shareholders to vote on the proposal, the fund adjourned the meeting.  Shareholders who hold the fund in more than one account will be asked to vote for each account.

Fidelity has hired D.F. King as the fund's proxy solicitor to perform required mailings and to assist in gaining shareholder votes via phone. Calls from D.F. King will be from the 781 area code and displayed as "FIDELITY" on the caller ID. Phone calls will cease when the necessary vote is reached or when the shareholder votes their proxy. Additional voting instructions are listed on the proxy voting card. Shareholders may also vote by mailing in their proxy voting card, by phone 1-877-296-4941 or online www.proxyvote.com/proxy.

Proposed Action

As a courtesy to our Clients, you may wish to inform them that their participants will continue to receive reminder mailings and may be contacted by telephone to vote their shares. The following template email has been prepared to assist in providing this notice. In addition, by referencing the Client Level Report and filtering on FRTXX in column K you can view which clients held assets in the fund as of January 2015.

Please note that during this proxy solicitation period it is critical that communications pertaining to this fund are limited to the above approved template email. Please reference updated Q&A materials posted on the Money Market Ribbit site.

Questions

If you have any additional questions, please contact your Investment Consultant, manager, or you can use the Money Market Reform question form located at the bottom of the Money Market Ribbit site.

Thank you for your support.

**PLEASE NOTE** DO NOT REPLY TO THIS MAILBOX**

Please send your reply/response to the appropriate contact/group listed in the email communication that you received. This is an automated response, and this mailbox is not monitored.  Thank you.

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Subject: Participant Solicitation for Fidelity Money Market Trust (FMMT) Mutual Fund Proxy

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[Green Line with arrow logo appears] [bold green font] Participant Solicitation for Fidelity Money Market Trust (FMMT) Mutual Fund Proxy

As previously communicated and in response to new money market fund rules, Fidelity Investments® has written to fund shareholders asking them to vote their proxy for several Fidelity money market funds, including funds in which your participants may be invested. Given the low response rate, Fidelity sent a second written notice to shareholders who had not yet voted their proxies.

At this time, Fidelity has engaged D.F. King as the funds' proxy solicitor to obtain participant votes via phone. D.F. King will begin to reach out to participants who were shareholders of record on March 16, 2015, to help secure their votes. We encourage participants to vote their proxy materials to avoid additional mailings and/or telephone calls.

Your participants' votes are important, no matter how large or small their holdings are. The Special Meeting of Shareholders originally scheduled for May 12, 2015, was adjourned to June 8, 2015, because the necessary number of shareholders has not yet voted. The fund will not hold its shareholder meeting until we receive a sufficient number of votes. Shareholders who hold the fund in more than one account will be asked to vote for each account.

Detailed proxy materials as well as the recent adjournment update can be viewed by clicking the links.

If you have any questions, please contact me.

Sincerely,

[MD Name]

Please do not reply to this email. This mailbox is not managed. If you need assistance, please contact your Fidelity representative.

The information in this email and subsequent attachments may contain confidential information that is intended solely for the attention and use of the named addressee(s). This message or any part thereof must not be disclosed, copied, distributed, or retained by any person without authorization from Fidelity Investments.

For plan sponsor and investment professional use only.

Fidelity Brokerage Services LLC, Member NYSE, SIPC, 900 Salem Street, Smithfield, RI 02917

(copyright) 2015 FMR LLC. All rights reserved

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